Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2005, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Website Pros, Inc. dated June 8, 2005 for the registration of its common stock.

We also consent to the use of our report dated March 25, 2005 (except Note 11, as to which the date is April 22, 2005), with respect to the financial statements of Leads.com, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Website Pros, Inc. dated June 8, 2005 for the registration of its common stock.

Jacksonville, FL	/s/ Ernst & Young LLP

June 3, 2005